Exhibit 99.1

Bristol-Myers Squibb Second Quarter Featured Robust Clinical Data

and Double-Digit EPS Growth

•	Key Data from Oncology, Diabetes and Cardiovascular Franchises Demonstrate Execution of BioPharma Strategy

•	Sales Increase 2% to $4.8 billion in Second Quarter

•	GAAP EPS Increases 20% to $0.53 in Second Quarter; Non-GAAP EPS Increases 13% to $0.54

•	Confirms 2010 GAAP EPS Guidance Range of $1.84 to $1.94; Non-GAAP EPS Guidance Range of $2.10 to $2.20

•	Confirms 2013 Minimum Non-GAAP EPS Guidance of $1.95

(NEW YORK, July 22, 2010) – Bristol-Myers Squibb Company (NYSE: BMY) today reported results for the second quarter of 2010 which featured data on key marketed and investigational compounds in its oncology, diabetes and cardiovascular franchises, and growth in sales and EPS. The company also confirmed guidance for 2010 and minimum guidance for non-GAAP EPS in 2013.

“Our second quarter performance continues to strengthen our confidence in our ability to execute the key elements of our differentiated and focused BioPharma strategy. I am pleased with the progress we are making with our pipeline as it is one of the most important drivers of the long term success of our strategy,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb.

“We delivered both sales and EPS growth in the quarter, and presented encouraging clinical data from across our portfolio of products. We completed filings in Europe and the U.S. for SPRYCEL® for first-line treatment of chronic myeloid leukemia, and in Europe for ipilimumab. We announced the commencement of a $3 billion share repurchase program, reflecting our strong cash position and demonstrating our commitment to increasing shareholder value,” Andreotti said.

	Second Quarter
$ amounts in millions, except per share amounts
	2010	2009	Change

Net Sales	$4,768	$4,665	2%
Net Earnings Per Common Share — Diluted	0.53	0.49	8%
GAAP Diluted EPS From Continuing Operations	0.53	0.44	20%
Non-GAAP Diluted EPS From Continuing Operations	0.54	0.48	13%

SECOND QUARTER FINANCIAL RESULTS

•

Bristol-Myers Squibb posted second quarter 2010 net sales of $4.8 billion, an increase of 2% compared to the same period in 2009. U.S. Health care reform had a 1.5% negative effect on net sales in the second quarter.

•

U.S. net sales increased 4% to $3.1 billion in the second quarter of 2010 compared to the same period in 2009. International net sales decreased 2%, or 3% excluding foreign exchange impact, to $1.7 billion.

•	Gross margin as a percentage of net sales was 73.2% in the second quarter 2010 compared to 73.7% in the same period in 2009.

•	Marketing, selling and administrative expenses decreased 3% to $894 million in the second quarter of 2010.

•	Advertising and product promotion spending decreased by 12% to $263 million in the second quarter of 2010.

•	Research and development expenses increased 1% to $822 million in the second quarter of 2010.

•

The effective tax rate on earnings from continuing operations before income taxes was 20.4% in the second quarter of 2010, compared to 23.2% in the same period in 2009. The current quarter included a $59 million tax benefit related to an out-of-period adjustment for previously unrecognized deferred tax assets as of December 31, 2009.

•	The Company reported second quarter GAAP net earnings from continuing operations of $927 million, or $0.53 per share, compared to $880 million, or $0.44 per share, for the same period in 2009.

•

The Company reported second quarter non-GAAP net earnings from continuing operations of $944 million or, $0.54 per share, compared to $966 million, or $0.48 per share, for the same period in 2009. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	The impact of U.S. health care reform decreased second quarter EPS from continuing operations by approximately $0.02 on both a GAAP and non-GAAP basis.

•	Cash, cash equivalents and marketable securities were $10.2 billion, resulting in a net cash position of $3.7 billion as of June 30, 2010.

SECOND QUARTER PRODUCT AND PIPELINE UPDATE

•

Bristol-Myers Squibb’s global sales growth in the second quarter was led by the Company’s virology franchise and by PLAVIX®. Sales of BARACLUDE® rose 25%, REYATAZ® rose 8%, SUSTIVA® rose 6% and PLAVIX rose 6%. Second quarter sales of ORENCIA® and SPRYCEL grew 20% and 23% respectively compared to the same period in 2009.

•	At the American Society of Clinical Oncology meeting in June, data were presented on 13 of the Company’s oncology compounds, including:

•

Positive results from a Phase III randomized double blind study of ipilimumab which demonstrated that overall survival was significantly extended in patients with previously-treated metastatic melanoma who received ipilimumab. The results were statistically significant for patients receiving ipilimumab alone or ipilimumab in combination with a gp100 peptide vaccine when compared to those patients who received the control therapy of gp100 alone. The results were published in the New England Journal of Medicine.

•	Positive results from a randomized Phase II study evaluating ipilimumab in combination with standard chemotherapy in previously untreated patients with advanced non-small cell lung cancer.

•

Phase III study results that demonstrated SPRYCEL 100 mg once daily achieved a superior rate of confirmed complete cytogenetic response compared to GLEEVEC®* as a first-line treatment for patients with chronic phase chronic myeloid leukemia (CML). These results were published in the New England Journal of Medicine. SPRYCEL is being developed in collaboration with Otsuka Pharmaceutical Co.

•	In May, the Marketing Authorization Application (MAA) for ipilimumab for metastatic melanoma in pre-treated patients was validated by the European Medicines Agency.

•

In April, the Type II Variation submission for SPRYCEL for the treatment of adult patients with newly diagnosed CML in chronic phase was validated by the European Medicines Agency. In July, U.S Food and Drug Administration (FDA) accepted for priority review the sNDA for SPRYCEL for the treatment of adult patients with newly diagnosed CML in chronic phase. The Prescription Drug User Fee Act (PDUFA) date—the date by which action from the FDA is expected—is October 28, 2010.

•	At the American Diabetes Association Annual Scientific Sessions in June:

•

Results from a 76-week Phase III study of ONGLYZA™ as initial combination therapy with metformin were presented. Also presented were results from a 52-week Phase IIIb study in adults with type 2 diabetes who had inadequate glycemic control on metformin therapy plus diet and exercise. This study found that the addition of ONGLYZA 5 mg to existing metformin therapy achieved the primary objective of demonstrating non-inferiority compared to the addition of titrated glipizide, a sulphonylurea, to existing metformin therapy in reducing HbA1c levels. Additionally, the study found that treatment with ONGLYZA 5 mg plus metformin resulted in both statistically significant fewer patients reporting hypoglycemic events and statistically significant weight loss. ONGLYZA is being developed in collaboration with AstraZeneca.

•

Dapagliflozin is progressing in Phase III development with a novel mechanism for the treatment of type 2 diabetes that potentially offers a triad of benefits: glucose control, weight loss and improvements in blood pressure. Positive results were presented from a 24-week Phase III clinical study in inadequately controlled type 2 diabetes patients who were treated with insulin plus dapagliflozin. Dapagliflozin is being developed in collaboration with AstraZeneca.

•

In June, Bristol-Myers Squibb and Pfizer, Inc. announced that the Phase III AVERROES clinical trial of apixaban in patients with atrial fibrillation is closing early due to clear evidence of efficacy. An interim analysis by the Independent Data Monitoring Committee showed a clinically important reduction in stroke and systematic embolism in patients with atrial fibrillation considered intolerant of or unsuitable for warfarin therapy who received apixaban as compared to aspirin. This interim analysis also demonstrated an acceptable safety profile for apixaban compared to aspirin.

•

In July, Bristol-Myers Squibb announced that the European Commission approved a new indication for ORENCIA in combination with methotrexate, for the treatment of moderate to severe active rheumatoid arthritis in adult patients who have responded inadequately to previous therapy with one or more disease-modifying anti-rheumatic drugs including methotrexate or a TNF-alpha inhibitor.

•

In May, the FDA issued a complete response letter regarding the Biologics License Application for belatacept in kidney transplant. We are working with the FDA to provide the requested data as soon as they are available and we expect to be able to provide a submission to the FDA by the fourth quarter.

•	In June, Bristol-Myers Squibb terminated its development collaboration with Exelixis Inc. on the experimental cancer drug XL184. All rights to XL184 were returned to Exelixis.

FINANCIAL GUIDANCE

2010

•

The Company reaffirms its 2010 GAAP EPS guidance range of $1.84 to $1.94 per share and its non-GAAP guidance range of $2.10 to $2.20 per share. Key 2010 guidance assumptions include: mid-single digit revenue growth; full-year gross margin being consistent with last year; advertising and promotion expense decrease in the high-single digit range; marketing, sales and administrative expenses remaining flat; research and development expense growth in the mid- to high-single-digit range; and an effective tax rate of between 23% and 24%.

2013

•

The Company reaffirms its minimum non-GAAP EPS guidance of $1.95 for 2013. This 2013 guidance assumes strong underlying revenue trends for certain key products, timely regulatory approval of and significant contributions from pipeline products, continued and additional productivity savings, exclusivity for ABILIFY® for the term of the current agreement with Otsuka Pharmaceutical Co., Ltd., and that the negative impact of U.S. health care reform and European government-mandated cost containment measures is not substantially different from current expectations.

The financial guidance for 2010 and the 2013 minimum non-GAAP EPS guidance exclude the impact of any potential future strategic transactions and specified items that have not yet been identified and quantified. The non-GAAP 2010 guidance and the 2013 minimum guidance also exclude other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for licensing arrangements; and debt retirement costs.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings from continuing operations and related earnings per share information, adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: charges related to implementation of the Productivity Transformation Initiative; gains or losses from the purchase or sale of businesses and product lines; discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval, which are immediately expensed; in-process research and development charges prior to 2009; special initiative funding to the Bristol-Myers Squibb Foundation; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. These items are also not included in the company’s operating segment results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, implementation guidance related to the new U.S. health care reform law, governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its String of Pearls strategy and Productivity Transformation Initiative, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on July 22, 2010, at 10:30 a.m. EDT during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing 913-981-5597, confirmation code 3687148. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Jennifer Fron Mauer, 609-252-6579, Communications; Teri Loxam, 609-252-3368, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA® is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO® , AVALIDE®, PLAVIX®, DUOPLAVIN® and DUOCOVER® are trademarks of sanofi-aventis.

ERBITUX® is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.

GLEEVEC® is a trademark of Novartis AG.

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2010	2009	% Change	2010	2009	% Change	% Change in U.S. Total Prescriptions vs. 2009
Three Months Ended June 30,

BioPharmaceuticals
Cardiovascular
Plavix	$1,627	$1,539	6%	$1,496	$1,393	7%	(1)%
Avapro/Avalide	307	313	(2)%	170	179	(5)%	(17)%
Virology
Reyataz	357	331	8%	185	169	9%	6%
Sustiva Franchise (total revenue)	331	312	6%	213	194	10%	10%
Baraclude	223	179	25%	42	39	8%	15%
Oncology
Erbitux	172	173	(1)%	168	171	(2)%	N/A
Sprycel	132	107	23%	42	33	27%	7%
Ixempra	29	29	—	26	26	—	N/A
Affective (Psychiatric) Disorders
Abilify	633	643	(2)%	491	518	(5)%	5%
Immunoscience
Orencia	178	148	20%	137	116	18%	N/A
Metabolics
Onglyza	28	—	N/A	23	—	N/A	N/A

	Worldwide Net Sales			U.S. Net Sales
	2010	2009	% Change	2010	2009	% Change	% Change in U.S. Total Prescriptions vs. 2009
Six Months Ended June 30,

BioPharmaceuticals
Cardiovascular
Plavix	$3,293	$2,974	11%	$3,027	$2,689	13%	1%
Avapro/Avalide	621	615	1%	356	352	1%	(15)%
Virology
Reyataz	730	653	12%	371	345	8%	7%
Sustiva Franchise (total revenue)	666	604	10%	427	384	11%	10%
Baraclude	439	331	33%	84	75	12%	14%
Oncology
Erbitux	338	337	—	331	333	(1)%	N/A
Sprycel	263	195	35%	80	63	27%	7%
Ixempra	58	53	9%	51	48	6%	N/A
Affective (Psychiatric) Disorders
Abilify	1,250	1,232	1%	961	999	(4)%	7%
Immunoscience
Orencia	347	272	28%	263	215	22%	N/A
Metabolics
Onglyza	38	—	N/A	29	—	N/A	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited, amounts in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Net Sales	$4,768	$4,665	$9,575	$8,987

Cost of products sold	1,277	1,225	2,583	2,390
Marketing, selling and administrative	894	922	1,794	1,823
Advertising and product promotion	263	298	475	546
Research and development	822	811	1,732	1,719
Provision for restructuring, net	24	19	35	38
Litigation expense, net	—	28	—	132
Equity in net income of affiliates	(85)	(150)	(182)	(296)
Other (income)/expense, net	(19)	(10)	94	(82)

Total expenses	3,176	3,143	6,531	6,270

Earnings from Continuing Operations Before Income Taxes	1,592	1,522	3,044	2,717
Provision for income taxes	324	353	675	628

Net Earnings from Continuing Operations	1,268	1,169	2,369	2,089

Net Earnings from Discontinued Operations	—	129	—	130

Net Earnings	1,268	1,298	2,369	2,219
Net Earnings Attributable to Noncontrolling Interest	341	315	699	598

Net Earnings Attributable to BMS	$927	$983	$1,670	$1,621

Amounts Attributable to BMS
Income from Continuing Operations	$927	$880	$1,670	$1,529
Income from Discontinued Operations	—	103	—	92

Net Income	$927	$983	$1,670	$1,621

Earnings per Common Share from Continuing Operations
Attributable to BMS:
Basic	$0.54	$0.44	$0.97	$0.77
Diluted	$0.53	$0.44	$0.96	$0.77

Earnings per Common Share Attributable to BMS:
Basic	$0.54	$0.49	$0.97	$0.81
Diluted	$0.53	$0.49	$0.96	$0.81

Average Common Shares Outstanding:
Basic	1,718	1,980	1,717	1,979
Diluted	1,728	1,983	1,727	1,982

Interest expense	$32	$42	$65	$94
Interest income	(16)	(14)	(31)	(27)
Impairment and loss on sale of manufacturing operations	15	—	215	—
(Gain)/Loss on debt buyback and termination of interest rate swap agreements	—	(11)	—	(11)
Foreign exchange transaction (gains)/losses	(16)	17	(32)	4
Gain on sale of product lines, businesses and assets	(5)	(11)	(15)	(55)
Net royalty and other alliance income	(44)	(34)	(94)	(69)
Pension settlements/curtailments	14	25	14	25
Other, net	1	(24)	(28)	(43)

Other (income)/ expense, net	$(19)	$(10)	$94	$(82)

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited, dollars in millions)

Three months ended June 30, 2010

Dollars in Millions	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring	Other (income)/ expense	Total
Restructuring Activity:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$24	$—	$24
Impairment and loss on sale of manufacturing operations	—	—	—	—	15	15
Accelerated depreciation, asset impairment and other shutdown costs	27	—	—	—	—	27
Pension settlements/curtailments	—	—	—	—	5	5
Process standardization implementation costs	—	6	—	—	—	6

Total Restructuring	27	6	—	24	20	77

Other:
Upfront licensing, milestone and other payments	—	—	17	—	—	17

Total	$27	$6	$17	$24	$20	94

Income taxes on items above						(18)
Out-of-period tax adjustment						(59)

Decrease to Net Earnings from Continuing Operations						$17

Three months ended June 30, 2009
Dollars in Millions	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring	Litigation expense, net	Other (income)/ expense	Total
Restructuring Activity:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$17	$—	$—	$17
Accelerated depreciation, asset impairment and other shutdown costs	24	—	—	2	—	—	26
Pension settlements/curtailments	—	—	—	—	—	25	25
Process standardization implementation costs	—	25	—	—	—	—	25
Gain on sale of product lines, businesses and assets	—	—	—	—	—	(11)	(11)

Total Restructuring	24	25	—	19	—	14	82

Other:
Litigation charges	—	—	—	—	28	—	28
Upfront licensing and milestone payments	—	—	29	—	—	—	29
Debt buyback and swap terminations	—	—	—	—	—	(11)	(11)

Total	$24	$25	$29	$19	$28	$3	128

Income taxes on items above							(42)

Decrease to Net Earnings from Continuing Operations							$86

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited, dollars in millions)

Six months ended June 30, 2010

Dollars in Millions	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring	Other (income)/ expense	Total
Restructuring Activity:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$35	$—	$35
Impairment and loss on sale of manufacturing operations	—	—	—	—	215	215
Accelerated depreciation, asset impairment and other shutdown costs	58	—	—	—	—	58
Pension settlements/curtailments	—	—	—	—	5	5
Process standardization implementation costs	—	19	—	—	—	19

Total Restructuring	58	19	—	35	220	332

Other:
Upfront licensing, milestone and other payments	—	—	72	—	—	72

Total	$58	$19	$72	$35	$220	404

Income taxes on items above						(104)
Out-of-period tax adjustment						(59)

Decrease to Net Earnings from Continuing Operations						$241

Six months ended June 30, 2009
Dollars in Millions	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring	Litigation expense, net	Other (income)/ expense	Total
Restructuring Activity:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$32	$—	$—	$32
Accelerated depreciation, asset impairment and other shutdown costs	50	—	—	6	—	—	56
Pension settlements/curtailments	—	—	—	—	—	25	25
Process standardization implementation costs	—	45	—	—	—	—	45
Gain on sale of product lines, businesses and assets	—	—	—	—	—	(55)	(55)

Total Restructuring	50	45	—	38	—	(30)	103

Other:
Litigation charges	—	—	—	—	132	—	132
Upfront licensing and milestone payments	—	—	174	—	—	—	174
Debt buyback and swap terminations	—	—	—	—	—	(11)	(11)
Product liability	8	—	—	—	—	(5)	3

Total	$58	$45	$174	$38	$132	$(46)	401

Income taxes on items above							(135)

Decrease to Net Earnings from Continuing Operations							$266

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited, amounts in millions except per share data)

	Q2 2010			Q2 2009

	GAAP	Specified Items*	Non GAAP	GAAP	Specified Items*	Non GAAP

Net Sales	$4,768	—	$4,768	$4,665	—	$4,665
Cost of Products Sold	1,277	(27)	1,250	1,225	(24)	1,201

Gross Profit	3,491	27	3,518	3,440	24	3,464
Gross Profit as a % of Sales	73.2%	0.6%	73.8%	73.7%	0.6%	74.3%

Marketing Selling and Administration	894	(6)	888	922	(25)	897
Advertising and Product Promotion	263	—	263	298	—	298

Total SG&A	1,157	(6)	1,151	1,220	(25)	1,195
SG&A as a % of Sales	24.3%	(0.2)%	24.1%	26.2%	(0.6)%	25.6%

R&D	822	(17)	805	811	(29)	782
R&D as a % of Sales	17.2%	(0.3)%	16.9%	17.4%	(0.6)%	16.8%

Operating Margin	1,512	50	1,562	1,409	78	1,487
Operating Margin as % of Sales	31.7%	1.1%	32.8%	30.2%	1.7%	31.9%

Provision for restructuring, net	24	(24)	—	19	(19)	—
Litigation expense, net	—	—	—	28	(28)	—
Equity in net income of affiliates	(85)	—	(85)	(150)	—	(150)
Other (income)/expense, net	(19)	(20)	(39)	(10)	(3)	(13)

Earnings from Continuing Operations Before Income Taxes	$1,592	94	$1,686	$1,522	128	$1,650

Provision for income taxes	324	77	401	353	42	395

Net Earnings – Continuing Operations	$1,268	17	$1,285	$1,169	86	$1,255
Net Earnings – Continuing Operations Attributable to Noncontrolling Interest	341		341	289		289

Net Earnings – Continuing Operations Attributable to BMS	$927	17	$944	$880	86	$966
Contingently convertible debt interest expense and dividends attributable to unvested shares	(3)		(3)	(5)		(5)

Net Earnings used for Diluted EPS Calc – Continuing Operations-Attributable BMS	$924	17	$941	$875	86	$961

Avg Shares (Diluted)	1,728		1,728	1,983		1,983

Diluted EPS – Continuing Operations Attributable to BMS	$0.53	0.01	$0.54	$0.44	0.04	$0.48

Net Earnings from Continuing Operations Attributable to BMS as a % of sales	19.4%	0.4%	19.8%	18.9%	1.8%	20.7%

Effective Tax Rate	20.4%	3.4%	23.8%	23.2%	0.7%	23.9%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited, amounts in millions except per share data)

	YTD 2010			YTD 2009

	GAAP	Specified Items*	Non GAAP	GAAP	Specified Items*	Non GAAP

Net Sales	$9,575	—	$9,575	$8,987	—	$8,987
Cost of Products Sold	2,583	(58)	2,525	2,390	(58)	2,332

Gross Profit	6,992	58	7,050	6,597	58	6,655
Gross Profit as a % of Sales	73.0%	0.6%	73.6%	73.4%	0.7%	74.1%

Marketing Selling and Administration	1,794	(19)	1,775	1,823	(45)	1,778
Advertising and Product Promotion	475		475	546		546

Total SG&A	2,269	(19)	2,250	2,369	(45)	2,324
SG&A as a % of Sales	23.7%	(0.2)%	23.5%	26.4%	(0.5)%	25.9%

R&D	1,732	(72)	1,660	1,719	(174)	1,545
R&D as a % of Sales	18.1%	(0.8)%	17.3%	19.1%	(1.9)%	17.2%

Operating Margin	2,991	149	3,140	2,509	277	2,786
Operating Margin as % of Sales	31.2%	1.6%	32.8%	27.9%	3.1%	31.0%

Provision for restructuring, net	35	(35)	—	38	(38)	—
Litigation expense, net	—	—	—	132	(132)	—
Equity in net income of affiliates	(182)	—	(182)	(296)	—	(296)
Other (income)/expense, net	94	(220)	(126)	(82)	46	(36)

Earnings from Continuing Operations Before Income Taxes	$3,044	404	$3,448	$2,717	401	$3,118

Provision for income taxes	675	163	838	628	135	763

Net Earnings – Continuing Operations	$2,369	241	$2,610	$2,089	266	$2,355
Net Earnings – Continuing Operations Attributable to Noncontrolling Interest	699		699	560		560

Net Earnings – Continuing Operations Attributable to BMS	$1,670	241	$1,911	$1,529	266	$1,795
Contingently convertible debt interest expense and dividends attributable to unvested shares	(7)		(7)	(8)		(8)

Net Earnings used for Diluted EPS Calc – Continuing Operations-Attributable BMS	$1,663	241	$1,904	$1,521	266	$1,787

Avg Shares (Diluted)	1,727		1,727	1,982		1,982

Diluted EPS – Continuing Operations Attributable to BMS	$0.96	0.14	$1.10	$0.77	0.13	$0.90

Net Earnings from Continuing Operations Attributable to BMS as a % of sales	17.4%	2.6%	20.0%	17.0%	3.0%	20.0%
Effective Tax Rate	22.2%	2.1%	24.3%	23.1%	1.4%	24.5%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET CASH CALCULATION

AS OF JUNE 30, 2010 AND MARCH 31, 2010

(Unaudited, dollars in millions)

	June 30, 2010	March 31, 2010
Cash and cash equivalents	$5,918	$5,135
Marketable securities-current	1,536	1,641
Marketable securities-long term	2,795	2,997
Short-term borrowings	(290)	(208)
Long-term debt	(6,248)	(6,081)

Net cash	$3,711	$3,484